Exhibit 10.1

SECOND AMENDED AND RESTATED

SECURED PROMISSORY NOTE

$83,878,422.04	Santa Ana, California September 30, 2012

This SECOND AMENDED AND RESTATED SECURED PROMISSORY NOTE amends and restates that certain AMENDED AND RESTATED SECURED PROMISSORY NOTE dated as of December 31, 2011, made by Payor (as defined below) in favor of Payee (as defined below) and supersedes and cancels each of the following notes, which were assigned to Payee by First American Home Buyers Protection Corporation on September 19, 2012 in the form of an extraordinary non-cash dividend pursuant to authorization received on September 18, 2012 from the California Department of Insurance issued pursuant to California Insurance Code §1215.5(g):

1.	Promissory Note of First American Financial Corporation to First American Home Buyers Protection Corporation in the original amount of $8,970,705, dated as of December 14, 2001.

2.	Promissory Note of First American Financial Corporation to First American Home Buyers Protection Corporation in the original amount of $10,000,000, dated as of March 29, 2002.

3.	Promissory Note of First American Financial Corporation to First American Home Buyers Protection Corporation in the original amount of $10,000,000, dated as of January 31, 2003.

4.	Promissory Note of First American Financial Corporation to First American Home Buyers Protection Corporation in the original amount of $10,000,000, dated as of January 9, 2004.

5.	Promissory Note of First American Financial Corporation to First American Home Buyers Protection Corporation in the original amount of $30,000,000, dated as of March 12, 2004.

6.	Promissory Note of First American Financial Corporation to First American Home Buyers Protection Corporation in the original amount of $10,000,000, dated as of March 7, 2005.

FIRST AMERICAN FINANCIAL CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Payor”) hereby promises to pay to the order of First American Title Insurance Company, a California corporation (the “Payee”), in lawful money of the United States of America, by bank check or wire transfer, at 1 First American Way, Santa Ana, CA 92707, the principal sum of EIGHTY-THREE MILLION EIGHT HUNDRED SEVENTY-EIGHT THOUSAND FOUR HUNDRED TWENTY-TWO DOLLARS AND FOUR CENTS ($83,878,422.04), together with interest thereon at a rate of three and forty-nine hundredths percent (3.49%) per annum, payable on December 31, 2013.

Upon the commencement of any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar proceeding or any jurisdiction relating to the Payor, the unpaid principal amount hereof, together with any unpaid interest, shall become immediately due and payable without presentment, demand, protest or notice of any kind in connection with this Note.

This Note may be voluntarily repaid by the Payor prior to maturity, in whole or in part, without premium or penalty. The Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

This Note is secured by the security pledged by Payor to Payee under that certain Amended and Restated Pledge Agreement dated December 31, 2008 between Payor and Payee, as such agreement may be amended from time to time.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA.

FIRST AMERICAN FINANCIAL CORPORATION

By:	/s/ Max O. Valdes
Name: Max O. Valdes
Title: EVP, CFO

ACKNOWLEDGED AND AGREED:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Mark Seaton
Name: Mark Seaton
Title: SVP, Finance

By:	/s/ Patrick G. Farenga
Name: Patrick G. Farenga
Title: Treasurer